UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 15, 2025

Unicoin Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-56276	47-4360035
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 World Trade Center, 85th Floor New York, New York	10007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (844) 384-5069

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share;	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On September 9, 2025, Unicoin Inc. (the “Company”) entered into a Master Transaction Agreement (the “Agreement”) with Engr. Ronald Arizabal Mendoza and Mr. Arnold Arizabal Mendoza (together, the “Buyer”). Pursuant to the Agreement, the Company agreed to transfer certain rights, interests, and operational infrastructure associated with its Philippine real estate portfolio (the “Philippine Real Estate Project”); and certain token-related technology, know-how, and related intellectual property (the “Token IP”).

In addition, as part of the overall transaction framework set forth in the Agreement, the issued and outstanding equity of Unicoin International Inc. (“UII”), a Panamanian affiliate, is to be transferred to Buyer at the initial closing (the “UII Closing”); and at a subsequent closing (the “Philippine Closing”), the shares of UH Properties Inc. and 140 R.E. Properties Inc., two Philippine corporations designated to hold title to real estate assets, are to be transferred to UII, thereby making them subsidiaries of UII under the Buyer’s ownership and control.

Purchase Price. The aggregate purchase price is $10,000,000, payable in two tranches: (i) $1,000,000 at the closing relating to UII and the Token IP (the “UII Closing”); and (ii) $9,000,000 at the closing relating to the Philippine Real Estate Project and the related holding companies (the “Philippine Closing”). The Philippine Closing is expected to occur within thirty (30) days following the public listing of the UII token on a mutually agreed digital asset exchange, subject to extension as provided in the Agreement.

Revenue Participation. In connection with the Agreement, the Company and the Buyer entered into a Revenue Participation Agreement pursuant to which the Company will retain an economic interest equal to seventy-five percent (75%) of the net proceeds (after taxes and transaction costs) from any future disposition, use, or development of the Philippine Real Estate Project. The Revenue Participation Agreement was executed concurrently with the Agreement and is effective as of the Agreement date, but will become operative upon the Philippine Closing.

Token Allocation. Concurrently, the Company entered into a Transition Services Agreement under which the Company will provide certain post-closing transition and implementation services related to the Token IP. In consideration for such services, UII agreed to allocate approximately 17.65 billion UnicoinX tokens to the Company or its designees. This allocation is separate from, and not included in, the purchase price consideration under the Agreement, and is governed exclusively by the Transition Services Agreement.

Closings. The transactions contemplated by the Agreement are structured to occur in two stages: (i) the UII Closing, expected within three business days of the Agreement date and receipt of the initial $1,000,000 payment; and (ii) the Philippine Closing, which is contingent upon the token listing and payment of the remaining $9,000,000.

The Agreement contains customary representations, warranties, covenants, and closing conditions for transactions of this nature. Copies of the Agreement, the Revenue Participation Agreement, and the Transition Services Agreement (as redacted) will be filed as exhibits to this report.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosures under Item 1.01 are incorporated herein by reference. As of the date of this report, the transactions contemplated by the Agreement have not yet been consummated. The Company has received a portion of the $1,000,000 initial tranche. Completion of the UII Closing and the Philippine Closing remains subject to the conditions described above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1 – Master Transaction Agreement, dated September 9, 2025 (Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish an unredacted copy to the SEC upon request.)

Exhibit 10.2 – Revenue Participation Agreement, dated September 9, 2025

Exhibit 10.3 – Transition Services Agreement, dated September 9, 2025 (Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish an unredacted copy to the SEC upon request.)

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated timing of the closings under the Master Transaction Agreement, the expected listing of the UII token, and future participation in proceeds from the Philippine Real Estate Project. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are beyond the Company’s control. Actual results could differ materially from those expressed or implied in these forward-looking statements due to factors including, but not limited to, regulatory developments, market conditions, the ability of the parties to satisfy closing conditions, and risks described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these forward-looking statements, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNICOIN INC.

By:	/s/ Eduardo Serrano
Name:	Eduardo Serrano
Title:	Senior Vice President and Legal Counsel

Dated: September 15, 2025

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